Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about May 5, 2009 pertaining to the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan, of Dexcom, Inc. of our reports dated March 3, 2009 with respect to the consolidated financial statements and schedule of Dexcom included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Dexcom, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

San Diego, California

May 5, 2009